EXHIBIT 12.00
PANDA GLOBAL HOLDINGS, INC. AND SUBSIDIARIES

RATIO OF EARNINGS TO FIXED CHARGES

 (Dollars in Thousands)




                                         Year ended December 31,
                              1994       1995     1996     1997     1998
Income (loss) before
minority interest,
income taxes and
extraordinary items        $  4,839  $  2,316 $ (8,916) $(32,468) $(26,903)

Interest expense             11,018    11,716   19,414    55,329    57,199
Amortization of
debt issue costs                600       554      494     1,418     1,656

Capitalized interest            803     5,793   11,055     2,057     7,344
                           _______________________________________________

Total fixed charges          12,421    18,063   30,963    58,804    66,199

Earnings before
fixed charges                16,457    14,586   10,992    24,279    31,952

Ratio of earnings
to fixed charges               1.32      0.81     0.36      0.41      0.48

Deficiency in coverage
of fixed charges                     $ (3,477) $(19,971) $(34,525) $(34,247)